UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: May 19, 2016

DraftDay Fantasy Sports Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 20, 2015, DraftDay Fantasy Sports Inc. (the “Company”) received written notice from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC ("Nasdaq") indicating that the Company did not maintain a minimum closing bid price of $1.00 per share, as required by Nasdaq Listing Rule 5550(a)(2) (the "Rule"), for the preceding 30 business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with a cure period of 180 calendar days, or until May 18, 2016, to regain compliance with the Rule. The Company did not timely regain compliance and, on May 19, 2016, received written notice from the Staff indicating that the Company’s non-compliance with the Rule could serve as an additional basis for delisting of the Company’s securities from Nasdaq.

As previously disclosed, the Company attended a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), subsequent to which the Panel granted the Company an extension through August 22, 2016 to evidence compliance with the $2.5 million stockholders’ equity requirement and all other applicable requirements for continued listing on The Nasdaq Capital Market. In connection therewith, the Company intends to implement a reverse split of its common stock to remedy the bid price deficiency and has already provided the Panel with its plan to evidence compliance with the Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC. By: /s/ Mitchell J. Nelson
Name: Mitchell J. Nelson Title: Executive Vice President and Secretary
DATE: May 25, 2016